EMPLOYMENT AGREEMENT
    THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 21st day of October, 2021 by and between the Federal Home Loan Bank of Boston (hereinafter, the “Bank”), and Timothy J. Barrett (hereinafter, “Executive”), to be effective as of the Effective Date, as defined in Section 1.
I.RECITALS
A.WHEREAS, the Bank desires to employ Executive as President and Chief Executive Officer of the Bank for a three-year period, in accordance with the terms of this Agreement; and
B.WHEREAS, Executive is willing to serve as President and Chief Executive Officer of the Bank in accordance with the terms and conditions of this Agreement; and
C.NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Effective Date. This Agreement is effective as of December 1, 2021 (the “Effective Date”).
2.Employment. Executive is hereby employed on the Effective Date as President and Chief Executive Officer of the Bank. In such capacity, Executive shall have such responsibilities generally commensurate with such position as shall be assigned to him by the Board of Directors of the Bank (the “Board”), which shall be generally consistent with the responsibilities of similarly situated executives of comparable banks in similar lines of business, though may include additional or reasonably different duties that the Board, in its discretion, deems to be important to the management or health of the Bank. In his capacity as President and Chief Executive Officer of the Bank, Executive will report directly to the Board through its designee, who initially shall be the Chairman of the Board.
3.Employment Period. Unless earlier terminated herein in accordance with Section 7 hereof, Executive’s employment shall be for a three (3) year term (the “Employment Period”), beginning on the Effective Date. Beginning on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the Employment Period shall, without further action by Executive or the Bank, be extended by an additional one-year period; provided, however, that either party may, by notice to the other given not less than sixty (60) days prior to the expiration of the then-current term, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period and this Agreement shall terminate upon the expiration of the then-current term, including any prior extensions, and any such notice shall include a Notice of Termination pursuant to Section 7(d). Notwithstanding the foregoing, the provisions in Sections 10, 11, and 13 through 18 hereof shall survive the expiration of the Employment Period.
4.    Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities (including board service), (ii) serve on corporate boards and retain any consideration earned thereby (subject to prior approval of the Governance/Government Relations Committee of the Bank’s Board of Directors), and/or (iii) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive’s duties under this Agreement. During the Employment Period, Executive agrees to conduct himself in compliance with the Bank’s Code of Ethics and Business Conduct.
5.    Location. As of the Effective Date, Executive’s principal place of business shall be at the Bank’s headquarters office in Boston, except that, consistent with the Bank’s policies, Executive will be permitted to work remotely from time to time. Executive shall be required to travel in connection with the business of the Bank as determined by the Board Chairman to be necessary and proper from time to time.
6.Compensation and Benefits.
(a)Base Salary. During the Employment Period, the Bank will pay to Executive a base salary at the rate of $870,000 (Eight Hundred Seventy Thousand Dollars) per year (the “Base Salary”), less normal withholdings, payable in equal installments as are customary under the Bank’s payroll practices from time to time. The Human Resources & Compensation Committee of the Board (the “HR&CC”) shall review the performance of the Executive at least annually, and following its review, may approve, or recommend that the Board approve, an increase in the Executive’s base salary, subject to review by the Federal Housing Finance Agency (or successor agency) (“FHFA”). Executive’s Base Salary shall not be reduced during the Employment Period, except that the Executive’s Base Salary may be reduced pari passu with the other executive officers of the Bank.
(b)Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to executive officers of the Bank (“Peer Executives”) on such terms as is approved by the Board. Without limiting the foregoing, during the Employment Period, Executive will be eligible to receive annual incentive awards under the Bank’s Executive Incentive Plan adopted by the Board from time to time, so long as such a plan is in effect and open to Peer Executives. Such awards will be issued by the Board, or a committee of the Board, in its sole discretion and will be based on performance criteria established from year to year by the Board or a committee of the Board. Nothing in this Agreement shall limit the ability of the Bank to amend, modify, suspend, or terminate any benefit plans, policies or programs at any time and from time to time, including the Executive Incentive Plan.
(c)Welfare Benefit Plans. During the Employment Period, Executive and Executive’s eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Bank (“Welfare Plans”) to the extent applicable generally to Peer Executives. Nothing in this Agreement shall limit the ability of the Bank to amend, modify or terminate any Welfare Plans at any time and from time to time.
(d)Expenses, Fringe Benefits, and Paid Time Off. During the Employment Period, Executive shall be entitled to expense reimbursement, fringe benefits and paid time off in accordance with the policies, practices and procedures of the Bank, as established, amended or modified by the Bank from time to time, to the extent applicable generally to Peer Executives.
(e)Auto Allowance. During the Employment Period, the Bank shall provide Executive with a Bank-owned or leased vehicle at a monthly cost (for a leased vehicle) not to exceed Nine Hundred Dollars ($900.00). The Bank will also pay for a reserved parking space for such vehicle in a garage convenient to the Bank’s headquarters (currently, the Prudential Center Garage).
7.Termination of Employment.
(a)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Bank determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Bank shall terminate effective on the 30th day after the Executive’s receipt of such written notice (the “Disability Effective Date”), unless Executive has returned to full-time performance of Executive’s duties within 30 days following such receipt. For purposes of this Agreement, “Disability” shall mean a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Bank’s employee long-term disability plan, if any. At any time that the Bank does not maintain such a long-term disability plan, “Disability” shall mean the inability of Executive, as determined by the Board, to substantially perform the essential functions of his regular duties and responsibilities due to a medically determinable physical or mental condition which has lasted (or can reasonably be expected to last) for 180 aggregate days (whether consecutive or not consecutive) in any twelve-month period.
(b)Termination by the Bank. The Bank may terminate Executive’s employment during the Employment Period with or without Cause. (For the avoidance of doubt, the Bank’s termination of the Employment Period pursuant to Section 3 shall be deemed to be a termination of employment by the Bank.)

For purposes of this Agreement, “Cause” shall mean:
(i)Executive’s continued failure to perform substantially Executive’s duties with the Bank (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties; or
(ii)Executive’s engaging in illegal conduct or willful misconduct which is, or is likely to be, injurious to the Bank, its financial condition, or its reputation; or
(iii)Executive’s material violation of law or regulation applicable to the Bank, or violation of the Bank’s written policies or guidelines, including, without limitation any Code of Conduct or Code of Ethics adopted by the Bank; or
(iv)Executive’s engaging in any activity or conduct that results in a written request from the FHFA or any other regulatory agency or body requesting that the Bank terminate the employment of the Executive; or
(v)Executive’s indictment for or conviction of, plea of guilty or nolo contendere with respect to, or agreement to enter into a pre-trial diversion or similar program in connection with the prosecution for, a felony of any type or any crime involving fraud, theft, misappropriation, embezzlement, dishonesty, breach of trust or money laundering or any form of moral turpitude; or
(vi)(A) The Bank’s receipt of a written notice under 12 U.S.C. Section 4636a seeking or ordering removal or suspension of the Executive, (B) the issuance of a notice of charges by the FHFA against the Executive or the Bank based upon the actions or activities of the Executive under 12 U.S.C. Section 4631, (C) the seeking of or entry of a cease and desist order by the FHFA against the Executive or the Bank relating to actions of or conduct by the Executive, or (D) the imposition of civil money penalties by the FHFA relating to action or conduct by the Executive; or

(vii)Executive’s breach of fiduciary duty, dishonesty in the carrying out of his duties, or breach of the Restrictive Covenants set forth in Section 13 of this Agreement; or
(viii)Executive’s failure or refusal to comply with a lawful directive from the Chairman of the Board or from the Board or its designee; or
(ix)Any other action or failure to act that constitutes a material breach of this Agreement by Executive.
Notwithstanding the foregoing, in the case of any conduct described in clauses (i), (iii), (viii) or (ix) of the immediately preceding sentence, if such conduct is reasonably susceptible of being cured, then Executive’s termination shall be for “Cause” only if Executive fails to cure such conduct within ten (10) days after receiving written notice from the Bank describing such conduct in reasonable detail. If at the end of such ten (10) day period no such cure has been effected to the satisfaction of the Board or a committee thereof, as determined in good faith, then Executive’s employment shall be terminated for Cause as of the end of such ten (10) day period. The Bank shall be obligated to provide to Executive only one such notice of proposed termination. If subsequent to effecting a cure of specified deficiencies under clause (i), (iii), (viii) or (ix) above, the Board or a committee thereof determines that Executive again has committed an act of Cause under clause (i), (iii), (viii) or (ix), then Executive’s employment may be terminated immediately for Cause upon the Corporation’s giving of notice of termination to Executive. The Bank’s continuation of Executive’s employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Cause hereunder.
(c)Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or for no reason. For purposes of this Agreement, “Good Reason” shall mean, without the consent of Executive:
(i)a material diminution in Executive’s Base Salary, except as permitted under Section 6(a), excluding for this purpose an isolated, insubstantial or inadvertent action that is remedied by the Bank after receipt of notice thereof given by Executive in accordance with this Section 7(c);
(ii)a material diminution in the Executive’s title or authority (including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board or a designee of the Board) without Executive’s consent, excluding for this purpose an isolated, insubstantial or inadvertent action that is remedied by the Bank after receipt of notice thereof given by Executive in accordance with this Section 7(c);

(iii) The Bank’s requiring Executive to be based at any office or location more than 50 miles from the current location of the Bank in Boston, Massachusetts, provided that such move results in a material increase in Executive’s commute time; or
(iv)any other action or failure to act that constitutes a material breach of this Agreement by the Bank that is not remedied by the Bank after receipt of notice thereof given by Executive in accordance with this Section 7(c).
Good Reason shall not include Executive’s death or Disability, or the Bank’s termination of the Employment Period pursuant to Section 3 (which shall constitute a termination of employment by the Bank). A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Bank, within 30 days of the occurrence of the first event giving rise to Good Reason, written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, there shall have passed a reasonable time (not less than 30 days and not more than 60 days) within which the Bank may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive, and the Bank fails to correct, rescind or otherwise substantially reverse such occurrence during such cure period. Executive’s separation for Good Reason must occur within 120 days following the initial occurrence of an event giving rise to Good Reason in order to be deemed a termination for Good Reason. In the event of a separation following such 120-day period, no “Good Reason” shall be deemed to exist.
(d)Notice of Termination. Any termination of this Agreement by the Bank or by Executive, other than for death or Disability, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, including whether such termination is for Cause or Good Reason, (ii) if such termination is for Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, to the extent applicable, and (iii) specifies the termination date (which, if such termination is by the Executive, shall not be less than 30 days from receipt of the Notice). The failure by the Bank or by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or of Good Reason, as the case may be, shall not waive any right of the party asserting Cause or Good Reason hereunder or preclude that party from asserting such fact or circumstance in enforcing the party’s rights hereunder, subject to the relevant cure provisions in Sections 7(b) or 7(c), respectively.

(e)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date specified in the Notice of Termination, or (ii) if Executive’s employment is terminated by reason of death or Disability, the date of death or the Disability Effective Date, as the case may be.
8.Obligations of the Bank upon Termination.
(a)Termination by the Executive for Good Reason, or by the Bank Other Than for Cause or Disability. If, during the Employment Period and prior to expiration of this Agreement, the Executive shall resign for Good Reason or the Bank shall terminate Executive’s employment other than for Cause or Disability then, subject to Section 15(d) and, with respect to the payments and benefits described in clause (ii) below, only if Executive executes a separation agreement including a general release of claims in a form acceptable to the Bank (the “Release”) and all revocation periods under such Release have expired, and only after receipt of nonobjection from the FHFA, if the Bank determines that such nonobjection is required:
(i)the Bank shall pay to Executive in a single lump sum cash payment within 60 days after the Date of Termination, the following amounts: (A) Executive’s Base Salary to the extent any remains unpaid up to and including the Date of Termination, (B) any accrued but unused vacation pay through the Date of Termination that is payable to Executive under the Bank’s standard policies, and (C) reimbursement of any expenses accrued by, but not yet reimbursed to, Executive through the Date of Termination pursuant to the Bank’s expense reimbursement policies and procedures (collectively, the “Accrued Obligations”); and
(ii)the Bank shall pay to Executive severance payments as follows:
(A)salary continuation (at the Base Salary level in effect at the time of termination), paid pursuant to the Bank’s normal payroll schedule for a period of one (1) year; and
(B)pro rata payment of the short-term and deferred incentive opportunity, if any, for the “President” Tier under the Bank’s Executive Incentive Plan (EIP) in effect during the year of termination, calculated and payable in accordance with the terms of, and at the time provided under, such EIP as if the Executive had met all employment-related requirements for such payment as a retiree under such EIP (e.g. prior notice requirement, six months of service during the year, effective transition, recommendation by CEO and concurrence of the HR&CC), regardless of whether such employment-related requirements were actually met, with such pro rata calculation made in a manner consistent with the Bank’s practice for retirees who meet the employment-related requirements; and

(C)payment of the Executive’s then-unpaid deferred incentive awards, if any, under the Bank’s EIPs in effect during the years prior to the year of termination, calculated and payable in accordance with the terms of, and at the time provided under, such EIPs as if the Executive had continued employment through the date on which the Bank pays deferred awards under such EIPs to its other executive officers; and
(D)an amount equal to the excess of (x) the amount Executive would have to pay to continue participation following termination of employment (under COBRA or similar post-employment health care continuation requirements) in any group medical, dental, vision and/or prescription drug benefit plan in which Executive and/or Executive’s eligible dependents are enrolled at the time of the Date of Termination, for a period of twelve (12) months after the Date of Termination, over (y) the amount that Executive would have had to pay for such coverage if he had remained employed during such 12-month period and paid the active employee rate for such coverage (the “Healthcare Replacement Amount”), which amount shall be paid in a single lump sum cash payment within 60 days after the Date of Termination; and
(iii)to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank, subject to the terms and conditions thereof (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(b)Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 60 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 8(b) shall include, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death.
(c)Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 60 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 8(c) shall include, without limitation, disability and other benefits under such plans, programs, practices and policies relating to disability for which Executive may qualify, if any, as are applicable to Executive and his family on the Date of Termination.
(d)Cause or Resignation other than for Good Reason. If Executive’s employment is terminated by the Bank for Cause during the Employment Period, or by Executive other than for Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 60 days of the Date of Termination.
(e)Expiration. Neither expiration of this Agreement nor any decision or notice of intent to allow the Agreement to expire shall constitute “Good Reason” or termination other than for Cause or shall be deemed to entitle Executive to any payments or benefits pursuant to this Agreement.
9.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Bank and for which Executive may qualify, nor, subject to Section 18(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Bank, provided that Executive may not receive severance benefits under both this Agreement and the Bank’s Executive Change in Control Severance Plan or the Bank’s general Severance Plan for employees. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Bank at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
10.    Limitation of Benefits.
(a)Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Bank to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then prior to the making of any Payments to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value (as defined below) to actual present value of such Payments as of the date of the applicable change of control, as determined by the Determination Firm (as defined in Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the applicable change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(b)All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent certified public accounting firm selected by the Bank and reasonably acceptable to Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Bank and Executive. All fees and expenses of the Determination Firm shall be borne solely by the Bank. Any determination by the Determination Firm shall be binding upon the Bank and Executive.
11.Costs of Enforcement. Subject to Section 10(b), each party hereto shall pay its own costs and expenses incurred in enforcing or establishing its rights hereunder, including, without limitation, attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings.
12.Representations and Warranties. Executive hereby represents and warrants to the Bank that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.
13.Restrictions on Conduct of Executive.
(a)No Solicitation. During the Employment Period and for a period of twelve (12) months after the Date of Termination, Executive shall not, directly or indirectly:
(i)Solicit any customers of the Bank or the Bank’s affiliates for purposes of selling any products or services competitive with those of the Bank or its affiliates and with whom Executive had Material Contact in the twelve (12) months preceding termination of employment. For purposes of this Agreement, Executive had “Material Contact” with a customer if (a) Executive had business dealings with the customer on the Bank’s behalf, or (b) Executive was responsible for supervising or coordinating the dealings between the customer and the Bank; or
(ii)Solicit for employment, offer, or cause to be offered, employment, either on a full time, part-time or consulting basis, to any person who was employed by the Bank or its affiliates on the Date of Termination and with whom Executive had contact during the course of his employment by the Bank, unless Executive shall have received the prior written consent of the Bank to offer employment specifically to that person.
Executive understands and agrees that the non-solicitation agreement contained in this Section 13 is reasonable and necessary to protect the legitimate interests of the Bank and its confidential information and trade secrets from unfair exploitation.
(b)Confidentiality and Nondisclosure.
(i)Confidential Information. “Confidential Information” refers to business information or data of the Bank that is not generally known to the public and that the Bank desires and makes reasonable efforts to keep confidential. Confidential Information includes, but is not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, models, trade secrets, computer programs and plans, information related to officers, directors, employees and agents, operations materials and memoranda, personnel records and information, pricing and financial information related to the Bank, its members, and suppliers, and any information marked “Confidential” by the Bank, and other proprietary information. Confidential Information does not include data or information that (i) the Bank has voluntarily disclosed to the public, (ii) third parties have independently developed and disclosed to the public, or (iii) otherwise enters the public domain through lawful means. This definition shall not limit any definition of “confidential information” or any equivalent term under any applicable state, local or federal law.
(ii)Non-Disclosure. Executive hereby acknowledges and agrees that the Bank and its affiliates have developed and own valuable information described above as Confidential Information. Executive acknowledges and agrees that all such Confidential Information are valuable assets of the Bank, and if developed by Executive, are developed by Executive in the course of Executive’s employment with the Bank, and are the sole property of the Bank. Executive agrees that Executive will not use for his own benefit or the benefit of anyone other than the Bank and will not divulge or otherwise disclose to any third party, directly or indirectly, any Confidential Information, except to the extent such use or disclosure is (i) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (ii) lawfully obtainable from other sources, or (iii) authorized by the Bank. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets or unfair trade practices. Notwithstanding anything herein or in any other agreement with or policy of the Bank to which Executive is or was subject, nothing herein or therein shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Bank of any reporting described in clause (i). Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
(c)Enforcement of Restrictive Covenants.
(i)Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the covenants contained in this Section 13 (the “Restrictive Covenants”), the Bank shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity:
(A)the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank; and
(B)the right and remedy to require Executive to account for and pay over to the Bank all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.
(ii)Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Bank and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
14.Assignment and Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Bank shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.
(c)The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
15.Code Section 409A.
(a)General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Bank nor its directors, officers, employees or advisers (other than Executive, in his capacity as the taxpayer) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of the Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Disability or termination of employment, as the case may be, meet any description or definition of “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “disability” or “separation from service,” as the case may be, or such later date as may be required by subsection (d) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.
(c)Treatment of Installment Payments. Each payment of termination benefits under Section 8 of this Agreement constituting Non-Exempt Deferred Compensation shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.
(d)Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution and non-revocation of a release of claims, such release must be executed and returned to the Bank, and all revocation periods must have expired without exercise, within 60 days after the Date of Termination, failing which such payment or benefit shall be forfeited. The Company may elect to commence payment or provision of the benefit at any time during such sixty (60)-day period; provided, however, that if such sixty (60)-day period begins in one taxable year and ends in the following taxable year, then the Company shall commence payment in the second taxable year. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such sixty (60)-day period.
(e)Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under Section 6(d), and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under Section 6(d) shall be subject to liquidation or exchange for another benefit.
16.Return of Property. The Executive agrees to deliver to the Bank upon the termination of the Executive’s employment, and at any other time upon the Bank's request: (a) all documents and other materials, whether made or compiled by the Executive alone or with others, or made available to the Executive while employed by the Bank, pertaining to Confidential Information or other inventions and works of the Bank; (b) all Confidential Information, other inventions, or any other property of the Bank in the Executive's possession, custody, or control, and (c) all cellular telephones, tablets, laptops, and data storage devices paid for or issued by the Bank or otherwise containing Confidential Information.
17.Future Cooperation and Assistance.
(a)Cooperation in Future Matters. The Executive hereby agrees that, for a period of two (2) years following his date of termination, he shall cooperate with the Bank’s reasonable requests relating to matters that pertain to the Executive’s employment by the Bank, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations, or audits on behalf of the Bank, or otherwise making himself reasonably available to the Bank for other related purposes. Any such cooperation shall be performed at times scheduled to take into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the Parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall also be reimbursed for all reasonable out-of-pocket expenses. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer, or otherwise, nor in any manner that, in the good-faith belief of the Executive, would conflict with his rights under or ability to enforce this Agreement.
(b)Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive’s date of termination, the Executive shall assist the Bank in defense of any claims that may be made against the Bank, and shall assist the Bank in the prosecution of any claims that may be made by the Bank, to the extent that such claims may relate to services performed by the Executive for the Bank. The Executive agrees to promptly inform the Bank if he becomes aware of any lawsuits involving such claims that may be filed against the Bank. The Bank agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive’s employment with the Bank terminates, the Executive shall be compensated for such assistance at a reasonable hourly or per diem rate to be agreed upon by the Parties. The Executive also agrees to promptly inform the Bank if he is asked to assist in any investigation of the Bank (or its actions) that may relate to services performed by the Executive for the Bank, regardless of whether a lawsuit has then been filed against the Bank with respect to such investigation, unless the Executive is prohibited by law or legal process from so informing the Bank.

18. Miscellaneous.
(a)Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of ay right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
(b)Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
(c)Publicity; Nondisparagement. Neither Party shall issue, without consent of the other Party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the Effective Date of this Agreement, and regardless of any dispute that may arise in the future, the Executive and the Bank jointly and mutually agree that they shall not disparage, criticize, or make statements that are negative, detrimental, or injurious to the other to any individual or company, including within the Bank; provided that this paragraph shall not prohibit either Party from offering truthful testimony or evidence in any legal proceeding in which the Party is compelled to appear.
(d)Other Agents. Nothing in this Agreement is to be interpreted as limiting the Bank from employing other personnel on such terms and conditions as may be satisfactory to it.
(e)Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Bank and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation, any written or oral discussions, term sheets, or agreements prior to the Effective Date.
(f)Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the Commonwealth of Massachusetts shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
(g)Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or three days after mailing if mailed, first class, certified mail, postage prepaid:
To Bank:
Chairman of the Board (cc: General Counsel)
Federal Home Loan Bank of Boston
800 Boylston Street
Boston, MA 02199
To Executive:
Timothy J. Barrett
At the most recent address on file with the Bank

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(h)Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(i)Construction. Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.
(j)Regulatory Authority. Benefits under this Agreement shall not be in an amount that would be prohibited under 12 CFR §1231.3(a) unless the Bank has received the approval of the Director of the FHFA. Notwithstanding any other provision of this Agreement, the Bank and the Executive each acknowledge and agree that payments to be made by the Bank that are contingent on, or by their terms are payable on or after, the termination of the Executive’s employment or affiliation with the Bank, may be limited or precluded by the FHFA under authorities granted it under applicable law and the Bank may comply with such limitation or preclusion without breaching this Agreement or incurring any other liability to Executive. In the event that the FHFA objects to any amount payable hereunder, but agrees to not to object to a lower amount, then the amount set forth in this Agreement shall be deemed to be revised to such lower amount. If the FHFA objects to a category of payment being made at all, then the payment objected to by the FHFA shall be deemed to be excised from this Agreement and the obligation to make the payment shall be null and void. The FHFA’s objection to any payment or amount provided in this Agreement shall not affect the validity or enforceability of any other portion of this Agreement.
(k)No Duplication. In the event that Executive becomes entitled to receive severance benefits under this Agreement and may also be eligible for severance benefits under any other Bank plan, program, arrangement or agreement as a result of his termination of employment, the Executive shall be entitled to receive the greater of the severance payments available under this Agreement, on the one hand, and the benefits available under such other Bank plan, program, arrangement or agreement, on the other, but not both.
    IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.
FEDERAL HOME LOAN BANK OF BOSTON

By: /s/ Martin J. Geitz
Name: Martin J. Geitz
Title: Chairman of the Board

EXECUTIVE:

/s/ Timothy J. Barrett
Name: Timothy J. Barrett